EXHIBIT 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), effective as of November 17, 2007, is made and entered into by and between GXS, Inc., a Delaware corporation (“GXS”), and Robert Segert (“Employee”).

Recitals

GXS desires to employ the Employee, and the Employee desires to work for GXS, upon the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Agreements

Section 1.	Employment

GXS hereby employs the Employee as Chief Executive Officer to perform such duties as may be assigned from time to time by GXS’s Board of Directors or designated committee of the Board.  The parties agree that the Employee’s title and position may change without altering or nullifying the other terms of this Agreement. As well as serving as the Chief Executive Officer, you be a member of the GXS Holdings, Inc. Board of Directors.

Section 2.	Term of Employment

The Employee’s employment is not for a definite term.  The Employee may end the employment relationship at any time for any reason (or no reason), upon thirty (30) days written notice.  GXS may end the employment relationship at any time for any reason (or no reason) with or without notice.

Section 3.	Compensation/Benefits

(A)           Base Salary.  The Employee shall initially receive a base salary at the annual rate of $450,000, payable in installments less required legal deductions, in accordance with GXS’s policy and practice governing salary payments to employees generally, as it may be amended from time to time by GXS (“Base Salary”).  GXS may adjust the salary from time to time; such adjustment shall not be deemed to alter or nullify any other term of this Agreement.

(B)           Bonus.  Employee shall be eligible to participate in the GXS Management Bonus Plan.  The Employee’s target annual bonus, which is $300,000 less required legal deductions, may be adjusted from time to time; such adjustment shall not be deemed to alter or nullify any other term of this Agreement.  Eligibility, participation and bonus awards shall be governed by that Plan as it may be amended by GXS from time to time.  A copy of the current GXS Management Bonus Plan is attached.

GXS agrees that the total annual potential combined cash compensation (that is, Base Salary and target Bonus amount) for which Employee shall be eligible shall not be reduced during the term of employment, notwithstanding adjustments that may be made to Base Salary and target Bonus amounts in any given year.

(C)           Options.  The Compensation Committee of the Board of Directors has approved for you to receive 3,100,900 options with an exercise price of $.50 per share.  The grant of these options and terms and conditions of the options are governed by and subject to the provisions of the GXS Holdings, Inc. Stock Incentive Plan and Option Agreement(s), as they may be amended by GXS from time to time.  A copy of the current GXS Holdings, Inc. Stock Incentive Plan and Option Agreement(s) are attached.

(D)           Benefits.  The Employee shall be entitled to participate in the group health, life, vacation, sick and disability plans offered to GXS employees generally, in accordance with the terms of said plans, as they may be modified in GXS’s discretion from time to time.

(E)           Vacation.  The Employee shall be entitled to four weeks paid vacation per year to be governed by the terms of GXS’s vacation plan or policy, as it may be amended from time to time.  The Employee shall be entitled to four weeks per year until such time as the Employee qualifies for more than four weeks under the GXS plan or policy, in accordance with the plan or policy in effect at the time, based on years of continuous service and other relevant factors under the plan or policy.

(F)           Management Incentive Award.  Employee shall be eligible to participate in the GXS Management Incentive Award Program.  Eligibility, participation and bonus awards shall be governed by that plan as it may be amended by GXS from time to time.  A copy of the Management Incentive Award Highlights is attached.

(G)           Moving Expenses.  The Employee is eligible to receive reimbursement for actual and reasonable costs associated with the sale of Employee's home, to include normal and customary closing costs, new home closing costs, movement and storage of household goods.  Furthermore, for a period of up to six (6) months from Employee's start date, GXS will pay, or reimburse Employee for, reasonable and actual travel and living expenses for two house-hunting trips for Employee and Employee's spouse and for Employee's weekly travel between Employee's current home in Plano, Texas and the Company’s headquarters in Gaithersburg, Maryland.  The Employee must submit appropriate documentation in a timely fashion as requested by the GXS in order to receive reimbursement or payment on behalf of the Employee.  All costs paid or reimbursed by the Company pursuant to this paragraph that are required to be included in your taxable income shall be grossed up to cover the income taxes associated with such payment or reimbursement.

In the event the Employee voluntary terminates employment with GXS within 12 months of Employee's start date, the Employee will be required to reimburse GXS for any expenses paid or reimbursed pursuant to the preceding paragraph and, in addition, hereby authorizes GXS to withhold such amounts as may be necessary to reimburse GXS from the Employee's Base Salary, Bonus, Management Incentive Award, expense reimbursements, etc.

Section 4.       Expenses

GXS shall reimburse the Employee for all reasonable and necessary business expenses incurred by the Employee in the performance of the Employee’s duties hereunder, in accordance with GXS policies and procedures, as they may be amended from time to time, and subject to submission of proper documentation of each expense.  Payment for reimbursement of expenses shall be made no later than March 15 of the year following the year in which the expense was incurred.

Section 5.       Compliance with Other Agreements, Obligations and Applicable Law

The Employee represents and warrants that the Employee’s performance hereunder shall not conflict with any other agreements to which the Employee was or is a party.  The Employee understands that GXS has no intention of interfering with any continuing obligation regarding trade secrets and confidential information that the Employee may have with any prior employer or other entity and GXS expects that the Employee will be able to perform the responsibilities of the position with GXS without violating any confidentiality obligation owed to any other party, and the Employee hereby acknowledges and agrees not to violate any confidentiality obligation. The Employee agrees not to enter into any agreement, either written or oral, which may conflict with this Agreement.  The Employee further represents and warrants that in performing duties hereunder, the Employee shall comply with all applicable laws and regulations and that the Employee immediately will report to GXS’s Chief Executive Officer all illegal conduct or conduct that violates the GXS Code of Conduct by GXS or its employees or agents of which the Employee is aware.

Section 6.	Protection of GXS

(A)           Exclusive Services.  During the term of employment, the Employee agrees to devote Employee’s full and best efforts and abilities to GXS on a full-time basis.  In performing duties hereunder, the Employee will at all times act in a professional, competent and loyal manner, and will comply with all policies and procedures of GXS as they may be amended from time to time.

(B)           Confidential Information.  The Employee agrees to sign and be bound by the terms and conditions of the “Employee Innovation and Proprietary Information Agreement”, a copy of which is attached.

(C)           Non-Competition and Non-Solicitation.  Employee acknowledges that during the course of employment with GXS, Employee will acquire detailed knowledge of GXS’s business and will have access to proprietary, confidential business information of GXS, such that Employee’s subsequent use of such information and/or employment with a competitor of GXS could cause serious and irreparable competitive harm to GXS.  Therefore, in consideration of Employee’s employment with GXS, and as a condition of that employment, Employee agrees for a period of twelve (12) months immediately following the termination of Employee’s employment with GXS (regardless of the reason for the termination) the Employee will not, without the prior written consent of GXS’s Vice President of Human Resources;

(i) directly or indirectly, either as owner, principal, officer, agent, director, employee, consultant, or independent contractor, within any geographic region in which GXS conducts business, provide services to Sterling Commerce, Inovis, or EasyLink Services in connection with any business or other enterprise relating to software tools, solutions, or services used to conduct electronic commerce among companies, in a manner which may compete against any products or services offered or sold by GXS.

(ii)  divert or otherwise take away any customer of GXS with which Employee had contact during the twelve (12) months prior to the termination of your employment with GXS, or call upon any such customer to solicit business relating to software tools, solutions, or services used to conduct electronic commerce among companies.

(iii)  directly or indirectly solicit, induce, or encourage any person who is an employee of GXS to terminate his/her relationship with GXS, or directly or indirectly hire or cause to be hired any person who is an employee of GXS..

(D)           Specific Performance.  The Employee agrees that in the event of Employee’s breach of any of the provisions of this Section, the remedies available at law to GXS would be inadequate and in lieu thereof or in addition thereto GXS shall be entitled to appropriate equitable remedies, including specific performance, reasonable attorneys’ fees, and injunctive relief.  In the event that a court of competent jurisdiction shall declare any provision or restriction contained in this Section 6 to be unenforceable, the provisions of this Section shall remain in full force and effect to the extent not so declared to be unenforceable, and the court shall be empowered to modify said unenforceable provision(s) as needed to make such provision(s) enforceable to the maximum extent permitted by law.

Section 7.       Termination

(A)           Automatic Termination.  This Agreement shall terminate automatically upon the death of the Employee or the Employee’s inability to perform the essential functions of Employee’s job, with or without a reasonable accommodation.  In the event of a termination under this Section, Employee’s right to the Base Salary and benefits shall cease as of the effective date of the termination, unless otherwise required by law.

(B)           For “Cause”.

(1)           If GXS terminates Employee for “Cause,” the Employee shall receive only (i) the Base Salary earned and unpaid as of the date of termination and (ii) that portion, if any, of the Bonus, which under the terms of the Management Bonus Plan, has been earned at the completion of a specified period for measuring and payment of the Bonus under the Management Bonus Plan but which has not yet been paid.  Employee’s entitlement to benefits shall cease upon termination unless otherwise required by law.

(2)           “Cause” shall include, but not be limited to, (i) willful or unreasonable neglect of job duties; (ii) the active participation of Employee in fraudulent conduct; (iii) the conviction (or a plea of no contest or similar plea or the entry of an order or judgment that requires a determination of guilt) of Employee of a felony or for any crime involving moral turpitude or dishonesty; (iv) any act of embezzlement or material misappropriation; (v) dishonesty; (vi) insubordination; (vii) intentional or grossly negligent unauthorized disclosure of GXS or a GXS client confidential or proprietary information; (viii) willful or unreasonable engagement in conduct injurious to GXS; (ix) gross negligence; (x) failure to satisfactorily meet any of the contingencies in the Employee’s offer letter; (xi) any material breach of this Agreement; and (xii) the Employee’s violation of any of GXS’s material policies or procedures, including without limitation equal employment opportunity and anti-

harassment policies.  Upon an event constituting “Cause,” GXS shall deliver to the Employee written notice of such conduct and the Employee shall immediately be terminated.

(C)           Without “Cause”.  If GXS terminates Employee without “Cause,” the Employee shall be entitled to payment of Base Salary earned and unpaid as of the date of termination, and an amount equal to a pro-rata portion (based on the bonus plan year) of the Employee’s most recent bonus paid (i.e., for the prior bonus plan year) under the Management Bonus Plan less any payment made under the current year plan.  In addition, the Employee shall be entitled to the following severance payments and benefits (“Severance”):  (i) an amount equal to twelve (12) months of the Employee’s most recent Base Salary; (ii) an amount equal to 100% of the Employee’s most recent bonus paid under the Management Bonus Plan; and (iii) should the Employee elect COBRA continuation coverage under GXS’s health plan, payment by GXS for a period of twelve (12) consecutive months following termination of the same amount paid by GXS towards the premium expense during Employee’s employment.  Employee’s right to all other benefits provided for hereunder shall cease as of the effective date of the termination, unless otherwise required by law.  Payment of the amounts described in (i) and (ii) above shall be made in approximately equal installments bi-weekly following the date of termination.  Notwithstanding anything in this paragraph or elsewhere in this Agreement, the Employee shall not be entitled to and shall not receive any Severance payments and benefits unless the Employee executes (and, as appropriate, does not revoke) a Separation Agreement (which shall include a General Release of claims) acceptable to GXS and in substantially the same form as the Separation Agreement attached hereto.  Payment of Severance under this paragraph shall be the exclusive severance benefits available to the Employee, and shall be in lieu of any other severance or layoff benefit, or similar benefit, offered by GXS to its employees, and the Employee hereby waives the right to receive any severance or layoff benefit under any other plan, policy or practice.

(D)           Resignation for Good Cause  If the Employee resigns employment with “Good Cause,” the Employee shall be entitled to payment of Base Salary earned and unpaid as of the date of termination, and an amount equal to a pro-rata portion (based on the bonus plan year) of the Employee’s most recent bonus paid (i.e., for the prior bonus plan year) under the Management Bonus Plan less any payment made under the current year plan.  In addition, the Employee shall be entitled to receive the Severance as set forth in the preceding subparagraph 7(C) in the same manner as set forth in that subparagraph.  Notwithstanding anything in this paragraph or elsewhere in this Agreement, the Employee shall not be entitled to and shall not receive any Severance payments and benefits unless the Employee executes (and, as appropriate, does not revoke) a Separation Agreement (which shall include a General Release of claims) acceptable to GXS and in substantially the same form as the Separation Agreement attached hereto.  Payment of Severance under this paragraph shall be the exclusive severance benefits available to the Employee, and shall be in lieu of any other severance or layoff benefit, or similar benefit, offered by GXS to its employees, and the Employee hereby waives the right to receive any severance or layoff benefit under any other plan, policy or practice.  “Good Cause” means (i) a material diminution in the combined Base Salary and Bonus target; (ii) a material diminution in authority, duties or responsibilities; (iii) a material diminution in the budget over which the Employee retains authority; (iv) a material change in the geographic location at which the Employee is regularly required to provide services; (v) a material breach of this Agreement by GXS;    (vi) a Change of Control Event.

A “Change of Control Event” occurs when both a Change of Control Transaction and a Failure to Offer Comparable Employment occur, as defined below:
(1)           "Change of Control Transaction" means the occurrence of one of the following events:

(i)            the consummation of a merger or consolidation of the Company (defined for purposes of this Subsection to include GXS, Inc. and any "Person" in "Control" (as defined below) of GXS, Inc.) with or into any other entity pursuant to which the stockholders of the Company, or applicable, immediately prior to such merger or consolidation hold less than 50% of the voting power of the surviving entity;
(ii)           the sale or other disposition of all or substantially all of the Company's assets or any approval by the stockholders of the Company of a plan of complete liquidation of the Company;
(iii)          any acquisition by any person or persons (other than the direct and indirect stockholders of the Company immediately after the Effective Date) of the beneficial ownership of 50% or more of the voting power of the Company's equity securities in a single transaction or series of related transactions; provided, however, that an underwritten public offering of the Company's securities shall not be considered a Change in Control; or
(iv)          any change in the composition of the Board over a two-year period such that the directors at the beginning of the period and new directors elected during that period and approved by two-thirds of the incumbent directors cease to constitute at least a majority of the Board. provided, however, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.
(2)           "Failure to Offer Comparable Employment" means that within twelve months of the Change of Control Transaction the Employee is involuntarily terminated Without Cause, or is not permitted to continue in a position comparable to the position held before the transaction or occurrence described above.  For a position deemed not to be comparable, one or more of the following must occur: (i) a material diminution in the combined Base Salary and Bonus target; (ii) a material diminution in authority, duties or responsibilities; (iii) a material diminution in the budget over which the Employee retains authority; (iv) a material change in the geographic location at which the Employee is regularly required to provide services.

“Control” shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of a Person.

“Person” shall mean and refer to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

(E)           Resignation.  If the Employee resigns employment for any reason other than “Good Cause,” the Employee shall receive only (i) the Base Salary earned and unpaid as of the date of termination and (ii) that portion, if any, of the Bonus, which under the terms of the Management Bonus Plan, has been earned at the completion of a specified period for measuring and payment of the Bonus under the Management Bonus Plan but which has not yet been paid.  Employee’s right to all other benefits provided for hereunder shall cease as of the date of the termination, unless otherwise required by law.  Upon receipt of notice of the Employee’s resignation, or at any time during the notice period given by the Employee, GXS may, at its option, relieve Employee of any or all of Employee’s duties, or may terminate Employee, and Employee shall be entitled only to payment of compensation earned and unpaid as of the date of termination.

(F)           Duties Following Termination.  Upon termination of employment and/or this Agreement, the Employee shall cooperate with GXS, as reasonably requested by GXS, to effect a transition of Employee’s responsibilities and to ensure that GXS is aware of all matters being handled by Employee.  Employee shall also, upon reasonable notice, furnish such information and proper assistance to GXS as may be reasonably required by GXS in connection with any litigation in which it is or may become a party.

(G)           Compliance with Section 409A To the extent that Section 409A of the Internal Revenue Code (“Code”) applies to any payment or election required under this Agreement, such payment or election shall be made in conformance with the provisions of Section 409A of the Code.  Certain provisions of this Agreement are intended to constitute a separation pay arrangement that does not provide for the deferral of compensation subject to Section 409A of the Code and, if any such provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A.  The remaining provisions of this Agreement are intended to comply with the provisions of Section 409A of the Code (to the extent applicable) and, to the extent that Section 409A applies to any provision of this Agreement and such provision is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the provision complying with the applicable provisions of Section 409A of the Code (including, but not limited to the requirement that any payment made on account of the Employee’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations issued thereunder) (“Separation from Service”), shall not, if such Employee is a Specified Employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations issued thereunder), be made earlier than the first business day of the seventh month following the Employee’s Separation from Service, or if earlier the date of death of the Employee).  Any payment that is delayed in accordance with the foregoing sentence shall be made on the first business day following the expiration of such six (6) month period.

Section 8.       Dispute Resolution

Employee agrees that, as a condition of employment, Employee shall sign the “Agreement to Resolve Employment Claims under the GXS Employee Dispute Resolution Program,” a copy of which is attached, and Employee agrees to be bound by all the terms and conditions of that agreement and the Dispute Resolution Program.  Notwithstanding any term of the Dispute Resolution Program to the contrary, the Employee agrees that the substantive law of Maryland (and the federal judicial circuit with jurisdiction over Maryland) shall apply to all claims under the Dispute Resolution Program.

Section 9.       Code of Conduct

The Employee agrees to be bound by the GXS Code of Conduct and policies included within the enclosed Compliance Guide.  The Employee must complete and sign the acknowledgement form acknowledging the Employee’s personal commitment to comply with the code and related policies.  The completion of the acknowledgement form is a condition of employment.

Section 10.    Miscellaneous

(A)           Non-Waiver.  GXS’s failure at any time to require the performance by the Employee of any of the terms hereof shall in no way affect GXS’s right thereafter to enforce the same, nor shall the waiver by GXS of the breach of any term hereof be taken or held to be a waiver of any succeeding breach.

(B)           Severability.  In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or an arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.

(C)           Governing Law.  This Agreement shall be interpreted, construed and governed according to the laws of the state of Maryland, without regard to the principle of conflicts of laws thereof.

(D)           Headings and Captions.  The paragraph headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof.

(E)           Entire Agreement.  This Agreement (including the exhibits attached hereto) contains and represents the entire agreement of the parties and supersedes all prior agreements, representations or understandings, oral or written, express or implied with respect to the subject matter hereof.  Neither this Agreement, nor any term of Employee’s employment with GXS, may be modified or amended in any way unless in a writing signed by both the Employee and GXS’s Chief Executive Officer or Board Designee.  No representation, promise or inducement has been made by either party hereto that is not embodied in this Agreement, and neither party shall be bound or liable for any alleged representation, promise or inducement not specifically set forth herein.

(F)           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  The Employee shall not have any right to assign, delegate or transfer any duty or obligation to be performed by him hereunder to any third party, nor to assign or transfer the right, if any, to receive payments hereunder.

(G)           Repayment of Amounts Owed to GXS.  The Employee agrees that in the event the Employee voluntarily terminates employment or is terminated for Cause within twelve (12) months of the start date, the Employee will reimburse GXS for any moving expenses paid or reimbursed as described in subparagraph 3(G).  The Employee also agrees that in the event of any termination, the Employee will reimburse GXS for any outstanding monies owed to GXS that have not been repaid or the amount representing the approximate value of any Company Property that remains unreturned to the Company by the time employment is terminated. The Employee further authorizes GXS, to the extent permitted by law, to deduct and offset any payments, including but not limited to payments for wages, bonuses, expenses, or vacation pay, otherwise owed to the Employee upon termination of employment.

(H)           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received.  Any such notice or communication shall be addressed:  (a) if to GXS, to GXS, Inc., 100 Edison Park Drive, Gaithersburg, MD 20878 Attention Office of the Chief Executive Officer; or (b) if to the Employee, to his home address 5009 Castle Creet Court, Plano, Texas 75093; or to such other address as the parties shall have furnished to one another in writing.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, to be effective as of the day and year first above written.

Employee:		GXS, Inc.:

/s/ Robert Segert		By:	/s/ Gary Greenfield

Gary Greenfield

Date:	11/22/09	Date:	11/26/09